CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fees(3)
Common Stock, $1.00 par value per share	455,554	$26.40	$12,026,626	$858

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price and registration fee are based on the average of the high and low price for our common stock on May 4, 2010, as reported on the New York Stock Exchange.
(3)	The registration fee has been transmitted to the SEC in connection with the offering of common stock pursuant to the registration statement No. 333-166533 by means of this prospectus supplement in accordance with Rule 457(r).

Filed Pursuant to Rules 424(b)(7) and 424(c)

Registration Number: 333-166533

PROSPECTUS SUPPLEMENT #1

(to prospectus dated May 5, 2010)

SHARES OF COMMON STOCK

This document supplements the prospectus dated May 5, 2010 relating to the registration of our common stock under our Registration Statement on Form S-3 (SEC Registration No. 333-166533). This prospectus supplement is incorporated by reference into the prospectus. The information in this document supplements the information set forth in the prospectus dated May 5, 2008.

This prospectus supplement relates to 455,554 shares of our common stock issued by us to one of our subsidiaries in a transaction not requiring registration under the Securities Act of 1933, as amended. Our subsidiary used such shares as partial consideration to acquire all of the insurance brokerage business of the entities named under the heading “Selling Stockholders.” This prospectus supplement and the related prospectus may be used to resell shares of our common stock only by the entities named under the heading “Selling Stockholders” and their permitted transferees. You should read this supplement in conjunction with the prospectus.

No securities are being offered and sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “AJG”. Investing in our common stock involves a high degree of risk. See the discussion under “Risk Factors” beginning on page 2 of the prospectus dated May 5, 2010 and those risk factors contained in the documents we incorporate by reference into such prospectus, to learn about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES

OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is dated May 5, 2010.

SELLING STOCKHOLDERS

The following table sets forth, for the selling stockholders named herein, to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after the completion of this offering.

None of the selling stockholders named herein has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than in connection with our purchase of the insurance brokerage business of the selling stockholders and as a result of the ownership of our securities.

All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. Selling stockholders may at any time trade all or some of their shares of our common stock without providing notice to us. Therefore, the table set forth below and in comparable tables set forth in previous supplements may not reflect the number of shares of our common stock held by the selling shareholders listed below as of the date of this supplement.

The percentage of shares beneficially owned is based on 103,600,000 shares of our common stock issued and outstanding as of March 31, 2010.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Completion of the Offering	Number of Shares Registered for Sale Hereby	Shares Owned After the Completion of the Offering
			Number	Percent
FirstCity (N.A.), Inc.	1,946	1,946	0	*
FirstCity Insurance Group Limited	2,615	2,615	0	*
FirstCity Partnership Limited	450,993	450,993	0	*

*	Less than 1%

Estimated Expenses of Issuance and Distribution

Securities and Exchange Commission filing fee	$858
Accounting fees and expenses	7,500
Legal fees and expenses	7,500
Printing fees	1,500
Miscellaneous	—

Total expenses	$17,358

All of the above fees and expenses will be paid by us. Other than the SEC filing fee, all fees and expenses are estimated.